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Exhibit 11 Computation of Earnings (Loss) per Common Share

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
                                                                 Year             Three Months
                                                                 Ended                End
                                                              September 30,       December 31,     Years Ended December 31,
                                                                                                 ---------------------------
                                                                  1995               1995            1996           1997
                                                              --------------      -------------  -----------     -----------
BASIC:

Weighted Average Number of Common Shares Outstanding              6,508,424         6,508,214      6,520,789      14,802,012
                                                               ============      ============    ===========   =============

Net Income                                                     $ (2,432,914)     $     72,205    $ 2,272,497   $ (11,778,164)
Dividends Accreted                                                 (182,544)          (45,635)      (136,905)              -
                                                               ------------      ------------    -----------   -------------
Income (Loss) Available for Common Stockholders                $ (2,615,458)     $     26,570    $ 2,135,592   $ (11,776,164)
                                                               ============      ============    ===========   =============
Basic Earnings per Common Share                                      ($0.40)     $       0.00    $      0.33          ($0.80)
                                                               ============      ============    ===========   =============

DILUTED:

Weighted Average Number of Common Shares Outstanding              6,508,424         6,509,214      6,520,789      14,802,012
Assumed Conversion of Preferred Stock                                     -                 -      4,747,300               -
Common Equivalent Shares Resulting from Stock Options
  and Warrants (Treasury Stock Method)                                    -                 -      1,838,155               -
                                                               ------------      ------------    -----------   -------------
Total                                                             6,508,424         6,509,214     13,106,244      14,802,012
                                                               ============      ============    ===========   =============

Net income                                                     $ (2,432,914)     $     72,205    $ 2,272,497   $ (11,776,164)
Dividends Accreted                                                 (182,544)          (45,635)             -               -
                                                               ------------      ------------    -----------   -------------
Income (Loss) Available for Common Stockholder                 $ (2,615,458)     $     26,570    $ 2,272,497   $ (11,776,164)
                                                               ============      ============    ===========   =============

Diluted Earnings per Common Share                              $      (0.40)     $       0.00    $      0.17   $       (0.80)
                                                               ============      ============    ===========   =============
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